Exhibit 99.1

AMERICAN TELECOM SERVICES LAUNCHES NATIONAL

ADVERTISING CAMPAIGN FOR PAY N’ TALK™ IN 1,900

BROOKS/ECKERD DRUGSTORES

Contact:	Bruce Hahn, CEO
(310) 871-9904

Investor Contact:	Matt Hayden, President
Hayden Communications
(858) 704-5065
matt@haydenir.com

FOR IMMEDIATE RELEASE

City of Industry, California, April 25th, 2006 - American Telecom Services Inc. (AMEX: TES), a leading provider of Digital Cordless Multi-Handset Home phones bundled with telecom services, announced the launch of a nationwide retail advertising campaign supported by Brooks/Eckerd direct to millions of homes. The program will be promoted in approximately 1,900 Brooks/Eckerd drugstores this spring and fall and will be supported by national advertising from ATS, as well as in-store front-end displays in all 1,900 Brooks/Eckerd drugstores.

Bruce Hahn, CEO of American Telecom, stated, “We are pleased about Brooks/Eckerd commitment to the program to launch in 1,900 drugstores nationwide. Our strategy is to become the leading provider of consumer telephones bundled with communication services distributed through major U.S. retail mass market channels.”

American Telecom Services’ proprietary prepaid residential long distance service offerings under its Pay N’ Talk brand, are provided by IDT Corporation, one of the largest prepaid long distance providers in the nation. The Pay N’ Talk program offers potential annual savings of up to 60% to the average household on residential long distance service, when compared to rates offered by incumbent long distance telephone service providers.

About American Telecom Services

American Telecom Services, a leading provider of traditional and internet phones bundled with service offerings, currently offers Digital Clear broadband phone bundles powered by SunRocket (voice-over-Internet-Protocol or “VoIP”) and Pay N’ Talk prepaid residential long distance communications services powered by IDT. These services are bundled with ATS’ diverse line of custom designed digital, cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the “American Telecom”, “ATS” “Pay N’ Talk” and “Digital Clear” brand names.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company’s prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.